PepGen Appoints Paul Streck, M.D., MBA, as Executive Vice President, Head of Research & Development

BOSTON, August 20, 2024 -- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced the appointment of Paul Streck, M.D., MBA, as Executive Vice President, Head of Research & Development (R&D), effective immediately. Dr. Streck will join the PepGen Executive Team and will be responsible for leading the R&D organization.

“We are very pleased that Paul is joining PepGen at such an important time for the Company,” said James McArthur, Ph.D., President and CEO of PepGen. “Throughout his career, Paul has served in leadership roles across both large and small publicly traded biopharmaceutical companies, with notable accomplishments including five IND approvals, six global regulatory launches, and nine commercial product launches. This breadth of experience has equipped him with institutional knowledge that will be of extreme value to PepGen as we continue to advance our four active clinical trials and growing pipeline of preclinical candidates.”

Dr. Streck has more than 20 years of experience in drug development, regulatory, and medical affairs leadership. Most recently, he served as Chief Medical Officer at Albireo Pharma, a publicly traded rare disease biotechnology company acquired by Ipsen in March 2023. Previously, Dr. Streck was Chief Medical Officer at Arena Pharmaceuticals, a publicly traded immuno-inflammatory biotechnology company acquired by Pfizer in March 2022. Before that, he served as Chief Medical Officer at Alder Biopharmaceuticals, acquired by Lundbeck Pharmaceuticals in October 2020, and as the Chief Medical Officer of Insmed, advancing the company from clinical to commercial stage. Previous biopharmaceutical experience includes progressive roles at GSK, Shire, and Amgen, as well as 10 years in academic medical practice.

About PepGen

PepGen Inc. is a clinical-stage biotechnology company advancing the next-generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide (EDO) platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, we are generating a pipeline of oligonucleotide therapeutic candidates designed to target the root cause of serious diseases.

For more information, please visit www.pepgen.com. Follow PepGen on LinkedIn and X.

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